Exhibit 99.2




For release:   IMMEDIATELY

Contact:       Charles M. Johnston, Chief Financial Officer
               Commonwealth Bancorp, Inc.
               (610) 313-2189

            COMMONWEALTH BANCORP, INC. DECLARES CASH DIVIDEND

Norristown, PA, June 15, 1999 - Commonwealth Bancorp, Inc. (NASDAQ: CMSB) announced today that its Board of Directors has declared a cash dividend of $0.09 per share of common stock. The dividend is payable on July 9, 1999, to shareholders of record at the close of business on June 25, 1999.

Commonwealth Bancorp, Inc., with consolidated assets of $2.2 billion, is the holding company for Commonwealth Bank, which has 61 branches throughout southeast Pennsylvania. ComNet Mortgage Services, a division of Commonwealth Bank, has offices in Pennsylvania, Maryland, New Jersey, Rhode Island, and Virginia. ComNet also operates under the trade name of Homestead Mortgage in Maryland.